Exhibit 99.1

news release
Contact: Domenick Cama ISBC
(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces the Completion of the Acquisition of Gateway Community Financial Corp.

Short Hills, N.J. - (PR NEWSWIRE) - January 10, 2014 - Investors Bancorp, Inc. (NASDAQ: ISBC) announced the completion of its acquisition of Gateway Community Financial Corp. (“Gateway”), effective as of the close of business on January 10, 2014. Gateway is the mid-tier holding company for GCF Bank which operates 4 branches in Gloucester County, New Jersey. As of September 30, 2013, Gateway had approximately $301 million in assets and $269 million in deposits.

Kevin Cummings, Investors’ President and Chief Executive Officer, commented, “On behalf of Investors, I want to welcome the customers and employees of Gateway. The addition of Gateway expands our branch network in the southern New Jersey markets and I am confident that our new customers will experience the same level of outstanding service they received with Gateway.”

About Investors Bancorp, Inc.
Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and over 125 offices located throughout New Jersey and New York.